Exhibit (a)(5)(C)

FOR IMMEDIATE RELEASE

XEROX BEGINS TENDER OFFER TO ACQUIRE GLOBAL IMAGING SYSTEMS

STAMFORD, Conn., April 4, 2007—Xerox Corporation (NYSE: XRX) is commencing today, through its wholly owned subsidiary RG Acquisition I Corp., a cash tender offer to purchase all outstanding shares of common stock of Global Imaging. Xerox reported on April 2 its intent to acquire Global Imaging Systems, Inc. (NASDAQ: GISX).

Upon the successful closing of the tender offer, shareholders of Global Imaging Systems, Inc. will receive $29 in cash for each share of Global Imaging common stock tendered in the offer, less any required withholding taxes. Following the purchase of shares in the tender offer, Global Imaging will become a subsidiary of Xerox.

Xerox will file today with the Securities and Exchange Commission a tender offer statement on Schedule TO that provides the terms of the tender offer. Global Imaging will file today with the SEC a solicitation/recommendation statement on Schedule 14D-9 that includes the recommendation of Global Imaging System’s board of directors that Global Imaging shareholders accept the tender offer and tender their shares to Xerox. As previously announced, Global Imaging’s board of directors has unanimously concluded that the merger agreement and its related transactions (including the tender offer and the merger) are advisable, fair, and in the best interests of Global Imaging and its shareholders.

The tender offer will expire at 12:00 midnight on Tuesday, May 8, 2007, unless extended in accordance with the merger agreement and the applicable rules and regulations of the SEC. The offer will be subject to customary conditions, including anti-trust and other regulatory clearances and the acquisition by Xerox of a majority of Global Imaging’s shares on a fully diluted basis.

D.F. King & Co., Inc. is acting as information agent for Xerox. Goldman Sachs is acting as exclusive financial advisor to Xerox and will be the dealer-manager for the tender offer. Morgan Stanley and Wachovia are acting as lead financial advisors to Global Imaging in the transaction. Cravath, Swaine & Moore LLP is acting as legal counsel to Xerox.

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Xerox Commences Tender Offer for Global Imaging Systems Inc.

Media Contacts:

Christa Carone, Xerox Corporation, 203-968-4644, christa.carone@xerox.com

Note to Editors:    This release contains “forward-looking statements” that reflect management’s current beliefs and expectations and are subject to a number of factors that may cause actual results to differ materially. These factors include but are not limited to the ability to obtain regulatory approval for the transaction; the risk that the businesses of Xerox and Global will not be integrated successfully, or will take longer than anticipated; the risk that the expected cost savings from the transaction will not be achieved or unexpected costs will be incurred; the risk that customer retention goals will not be met and that disruptions from the transaction will harm relationships with customers, employees and suppliers; the outcome of litigation and regulatory proceedings to which we may be a party; actions of competitors; changes and developments affecting our industry; quarterly or cyclical variations in financial results; development of new products and services; interest rates and cost of borrowing; our ability to maintain and improve cost efficiency of operations; changes in foreign currency exchange rates; changes in economic conditions, political conditions, trade protection measures, licensing requirements and tax matters in the foreign countries in which we do business; reliance on third parties for manufacturing of products and provision of services; and other risks that are set forth in the “Risk Factors” section, the “Legal Proceedings” section, the “Management’s Discussion and Analysis of Results of Operations and Financial Condition” section and other sections of our 2006 Form 10-K. The company assumes no obligation to update any forward-looking statements as a result of new information or future events or developments, except as required by law.

This press release is neither an offer to purchase nor a solicitation of an offer to sell shares of Global Imaging Systems, Inc. Xerox Corporation will file a tender offer statement with the Securities and Exchange Commission, and will mail an offer to purchase, forms of letter of transmittal and related documents to Global Imaging shareholders. Global Imaging will file with the Securities and Exchange Commission, and will mail to Global Imaging shareholders a solicitation/recommendation statement on Schedule 14D-9. These documents contain important information about the tender offer and stockholders of Global Imaging are urged to read them carefully when they become available.

These documents will be available at no charge at the SEC’s website at www.sec.gov. The tender offer statement and the related materials may be obtained for free by directing a request by mail to D.F. King & Co., Inc., 48 Wall Street, New York, New York 10005 or by calling toll-free (888) 605-1958, and may also be obtained from Xerox by directing a request to InvestorRelations@xerox.com, or Xerox Corporation, 800 Long Ridge Rd., Stamford, CT 06904, Attn: Investor Relations.